Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the use of our reports dated March 9, 2007 with respect to the consolidated balance sheets of Bryn Mawr Bank Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our report dated March 9, 2007, on the consolidated balance sheets of the Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2006, refers to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006 and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” in 2006.

We consent to the use of our report dated June 27, 2006 with respect to the statement of net assets available for benefits of the Bryn Mawr Bank Corporation 401(K) Plan as of December 31, 2005, and the related statement of changes in net assets available for benefits for the year then ended, incorporated herein by reference.

Philadelphia, Pennsylvania

June 26, 2007